Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 7, 2011, relating to the financial statements of Cypress Sharpridge Investments, Inc. and the effectiveness of Cypress Sharpridge Investments, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Cypress Sharpridge Investments, Inc. for the year ended December 31, 2010 and incorporated by reference in the Prospectus included in Registration Statement No. 333-167499.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 9, 2011